April 30, 2003

Dear Stockholder:

We recently mailed to you proxy materials for the Annual Meeting of Stockholders to be held on May 29, 2003, and according to our records, your vote has not been received.

Your shares cannot be voted unless you give your specific instructions and sign, date, and return your proxy card.

The board of directors unanimously recommends that stockholders vote "FOR" the proposals as set forth in the proxy statement that was previously sent.

Your vote is extremely important. Please vote today, using the toll free telephone voting service 1-800-730-8449, or the internet at www.proxyvoting.com/inland. Please check your enclosed proxy card for instructions. Or, you may vote by signing, dating and returning the proxy card in the envelope provided. If you have any questions regarding voting, you may call our proxy solicitor, Morrow & Co., Inc. toll free at (800) 607-0088.

Sincerely,

INLAND RETAIL REAL ESTATE TRUST, INC.

/s/ Robert D. Parks

Robert D. Parks

Chairman

/sdv